================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                NOVELL, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                        Novell, Inc.         Ph 801 861-7000
                        122 East 1700 South  http://www.novell.com
                        Provo, UT 84606

                        March 28, 1997

[LOGO OF NOVELL]

                        Dear Shareholder:

                        You are cordially invited to attend the Company's 1997 Annual Meeting on Friday, May 2, 1997. Please note that the Annual Meeting has been scheduled for May 2, 1997 not April 9, 1997.

                        At the meeting your management will review actions taken during fiscal 1996. We will also present our tactics for 1997 to make Novell stronger and more competitive.

                        The meeting will begin promptly at 2:00 p.m., local time, at our California location, 2275 Trade Zone Boulevard, Building 6, the Forest Conference Room, San Jose, California. Please note a map has been provided for your convenience.

                        The official Notice of Meeting, proxy statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

                        The vote of every shareholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so. Please complete, sign, date and promptly mail your proxy (For our registered shareholders holding stock in their own name on the books of the Company, you may vote by touch-tone telephone toll-free). Your cooperation will be greatly appreciated.

                        Members of your Board of Directors and management look forward to greeting personally those shareholders who are able to attend.

                        Sincerely,

                        /s/ David R. Bradford

                        David R. Bradford
                        Senior Vice President, General Counsel and Corporate Secretary

                              [LOGO OF NOVELL]

                                NOVELL, INC.

                              ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD FRIDAY, MAY 2, 1997

TO THE SHAREHOLDERS OF NOVELL, INC.:

  Notice is hereby given that the Annual Meeting of Shareholders of NOVELL, INC. will be held at the Company's California offices located at 2275 Trade Zone Boulevard, Building 6, San Jose, California 95131, on Friday, May 2, 1997, at 2:00 p.m., local time, for the following purposes:

1. To elect seven directors;

2. To approve and ratify the adoption of an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan to increase the shares reserved for issuance thereunder from 8,000,000 to 12,000,000;

3. To ratify the selection of Ernst & Young LLP as independent auditors for Novell, Inc.; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on March 21, 1997 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          LOGO
                                          David R. Bradford
                                          Senior Vice President, General
                                           Counsel and Corporate Secretary

March 28, 1997


 YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

                                      OF

                                 NOVELL, INC.

  This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being furnished to the shareholders of Novell, Inc., a Delaware corporation ("Novell" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1997 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Company's California offices located at 2275 Trade Zone Boulevard, San Jose, California 95131, on Friday, May 2, 1997, at 2:00 p.m., local time, and any adjournment thereof. The Company's telephone number at that address is
(408) 434-2300. These proxy materials are being mailed on or about March 28, 1997, to all shareholders of record as of March 21, 1997, of the Company's Common Stock. At the Annual Meeting, the Company's shareholders will be asked to elect seven directors, to approve and ratify the adoption of an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan (the "Purchase Plan"), to ratify the appointment of independent auditors and to vote on such other matters as may properly come before the Annual Meeting.

  The Company's principal executive officers are located at 122 East 1700 South, Provo, UT 84606.

PERSONS MAKING THE SOLICITATION

  All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company by telephone, telegraph, telefax or telex, in person or otherwise, without additional compensation. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such material. Additionally, the Company has elected to retain the services of Corporate Investor Communications, Inc. for the purposes of broker nominee search, distribution of proxy materials to banks, brokers, nominees and intermediaries and solicitation in order to obtain voted proxies for the Annual Meeting at an estimated cost of $6,500, plus out-of-pocket expenses.

RECORD DATE AND SHARES OUTSTANDING

  Shareholders of record, at the close of business on March 21, 1997 (the "Record Date"), of the Company's Common Stock, par value $.10 per share ("Common Stock"), are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the Record Date, 347,654,776 shares of Common Stock were outstanding and entitled to vote. Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters set forth in this proxy statement. As of the Record Date, the closing price of the Common Stock on the Nasdaq National Market was $10.31 per share.

REVOCABILITY OF PROXY

  A proxy may be revoked by a shareholder prior to the voting at the Annual Meeting by written notice to the Secretary of the Company, by submission of another duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company or its transfer agent. The mere presence at the Annual Meeting of the shareholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the Proxy Card by the shareholder or, if no instructions are indicated, will be voted FOR the slate of directors described herein, FOR the approval and ratification of the adoption of an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan, FOR the ratification of independent auditors and as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

  The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

  The Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

  While broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of February 28, 1997, information relating to the beneficial ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director, by each of the executive officers named in the Summary Compensation Table (the "Named Officers"), and by all current directors and executive officers as a group.

                                                            COMMON STOCK(1)
                                                         ----------------------
                                                                    PERCENT OF
                                                         NUMBER OF  OUTSTANDING
                                                           SHARES     SHARES
                                                         ---------- -----------
   Raymond J. Noorda(2)................................. 25,883,644    7.46%
    899 West Center Street
    Orem, UT 84057
   Eric E. Schmidt(3)...................................    900,000       *
   Joseph A. Marengi....................................    243,762       *
   Elaine R. Bond.......................................     84,500       *
   Hans-Werner Hector...................................     28,997       *
   Jack L. Messman(4)...................................    431,000       *
   Larry W. Sonsini.....................................     54,100       *
   Ian R. Wilson(5).....................................    111,500       *
   John A. Young........................................     57,995       *
   Mary M. Burnside.....................................    297,273       *
   James R. Tolonen(6)..................................    344,149       *
   Glenn Ricart.........................................     79,575       *
   David R. Bradford....................................    179,159       *
   Robert J. Frankenberg(7).............................      1,000       *
   Steven Markman(7)....................................     29,200       *
   All current directors and executive officers as a
   group (18 persons)(8) ...............................  3,185,078    0.91%

--------
 * less than one percent

(1) Unless otherwise indicated, the persons named have sole voting and investment power over the number of shares of the Company's Common Stock shown as being beneficially owned by them. As to each person or group named in the table, the table includes the following shares issuable upon exercise of options that are exercisable within 60 days from February 28, 1997: Ms. Bond 79,500, Mr. Hector 23,997, Mr. Messman

   119,5000, Mr. Sonsini 47,500, Mr. Wilson 103,500, Mr. Young 47,995, Mr.
   Marengi 200,788, Ms. Burnside 239,688, Mr. Tolonen 199,938, Mr. Ricart 42,500 and Mr. Bradford 137,625, all current directors and executive officers as a group 1,465,243.

(2) Of such shares, (i) 15,533,144 are held by a trust (of which Mr. Noorda is a co-trustee) for the benefit of members of Mr. Noorda's immediate family and (ii) 10,350,500 shares are held by Dialogic Systems Corporation, a corporation in which Mr. Noorda holds 100% of the stock.

(3) Under his employment contract, Dr. Schmidt was granted a right to buy 900,000 shares of restricted stock. Dr. Schmidt purchased said shares on March 18, 1997. See "Executive Compensation--Employment Contract, Termination of Employment and Change in Control Arrangements."

(4) Includes 31,500 shares held by Mr. Messman's adult children living at home, as to which he disclaims beneficial ownership.

(5) Mr. Wilson holds 8,000 shares as trustee for his Defined Benefit Pension
    Plan.

(6) Includes 8,472 shares held by Mr. Tolonen's adult child living at home, as to which he disclaims beneficial ownership.

(7) Former executive officer.

(8) Dr. Schmidt is included even though he was not a director and executive officer until April 7, 1996.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  Since last year's annual meeting of shareholders, the Board of Directors has adopted a resolution decreasing the number of authorized directors from eight to seven effective April 7, 1997. Accordingly, a Board of seven directors is to be elected at the Annual Meeting. Unless otherwise indicated by the shareholder on the Proxy Card, the persons named in the Proxy Card as proxies for this meeting will vote in favor of each of the following nominees as directors of the Company. Directors elected at the Annual Meeting will hold office until the next annual meeting of shareholders of the Company, and until their successors are duly elected and qualified, except in the event of their earlier death, resignation or removal. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. If any nominee should become unavailable prior to the election, the accompanying Proxy Card will be voted for the election in his or her stead of such other person as the Board of Directors may recommend.

                                                                  DIRECTOR
        NAME                    PRINCIPAL OCCUPATION               SINCE   AGE
        ----                    --------------------              -------- ---
 Eric E. Schmidt    Chief Executive Officer and Chairman of the     1997    41
                     Board
                     effective April 7, 1997(1)
 Elaine R. Bond     Retired Chase Fellow/Senior Consultant of       1993    61
                     The Chase Manhattan Bank, N.A.(2)
 Hans-Werner Hector Cofounder and former Member of Advisory         1995    57
                     Board of SAP AG, Germany(3)
 Jack L. Messman    President and Chief Executive Officer of        1985    56
                     Union Pacific Resources Group, Inc.(4)
 Larry W. Sonsini   Member of the law firm of Wilson Sonsini        1988    56
                     Goodrich & Rosati, Professional
                    Corporation(5)
 Ian R. Wilson      Managing Partner of Dartford Partnership(6)     1989    67
 John A. Young      Retired President and Chief Executive           1995    64
                     Officer of Hewlett-Packard Company(7)

--------

(1) Eric E. Schmidt

  Dr. Schmidt entered into an employment contract with Novell on March 18, 1997 whereby he would become Chief Executive Officer and Chairman of the Board on April 7, 1997. Since 1983, Dr. Schmidt has held various positions at Sun Microsystems, Inc. (world class supplier of network computing solutions) including Chief Technology Officer from February 1994 to March 1997 and president of Sun Technology Enterprises from February 1991 until February 1994. Dr. Schmidt is also a director of Geoworks, Inc. and Siebel Systems, Inc

(2) Elaine R. Bond

  Ms. Bond retired in December 1994 as a Chase Fellow and Senior Consultant for Chase Manhattan Bank (a New York based Money Center Bank), a position held since December 1991. Ms. Bond is also a director of Washington National Corporation.

(3) Hans-Werner Hector

  Cofounder of SAP AG, Germany (an international provider of general purpose software). Mr. Hector was a member of Advisory Board of SAP AG from June 1995 until December 1996. Mr. Hector also served as Chief Executive Officer, President and Vice Chairman for SAP America, Inc., a fully owned subsidiary of SAP AG, from February 1992 to January 1995. Mr. Hector was also a Member of the Board of Directors of SAP AG from 1972 to June 1995.

(4) Jack L. Messman

  Chief Executive Officer of Union Pacific Resources Group, Inc. (an oil and gas company) since March of 1991. Mr Messman is also Chairman of Union Pacific Resources Group, Inc. since October 1996. Mr. Messman previously served as President of Union Pacific Resources Group, Inc. from March 1991 to October of 1996. Mr. Messman is also a director of Cambridge Technology Partners, Inc., Tandy Corporation, Safeguard Scientific, Inc., U.S. Data, Inc. and Union Pacific Resources Group, Inc.

(5) Larry W. Sonsini

  Member and Chairman of the Executive Committee of Wilson Sonsini Goodrich & Rosati (a law firm) for more than the last five years. Mr. Sonsini is also a director of Lattice Semiconductor Corporation, Pixar, Inc., Pure Atria Software and Silicon Valley Group, Inc.

(6) Ian R. Wilson

  Managing partner of Dartford Partnership (a holding company) since August 1994. Mr. Wilson served as Chairman of the Board, Chief Executive Officer and President of Windmill Holdings Corp., (a milling and baking company) from February 1989 until January 1995. Mr. Wilson is a director of New Age Beverages Investments Limited, Golden State Foods, Corp., CAMAC Holdings, Inc., Windy Hills Pet Food Company and Van de Kamp's, Inc.

(7) John A. Young

  Mr. Young retired in 1992 from his position as Chief Executive Officer of Hewlett-Packard Company, (an international computation and measurement company), a position he held for fifteen years. He has had a long association with competitiveness issues having chaired President Reagan's Commission on Industrial Competitiveness and founded the Council on Competitiveness in 1986. Mr. Young is also a director of Wells Fargo & Co., Chevron Corp., SmithKline Beecham plc, Shaman Pharmaceuticals, Inc., Affymetrix, Ciphergen Biosystems, Inc. and Lucent Technology, and is a member of The Business Council. He also is chairman of the board of Smart Valley, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held ten meetings, including four telephone conference call meetings during the fiscal year ended October 26, 1996.

  The Board of Directors has three committees. The Audit Committee is comprised of Directors Messman as chairman, Bond, Hector and Young. The Compensation Committee is comprised of Directors Young as chairman, Bond and Messman. The Corporate Governance Committee is comprised of Directors Wilson as chairman and Sonsini and also included Director Ashton until he resigned from his position as a director in November 1996. There is no nominating committee, but the Corporate Governance Committee performs the function of a nominating committee.

  The Audit Committee of the Board of Directors met four times during fiscal 1996. The responsibilities of the Audit Committee include recommending to the Board the selection of the independent auditors and reviewing the Company's internal accounting controls. The Audit Committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the practices and procedures of the independent auditors, the scope of the audit, accounting controls, practices and policies, and the relationship between the Company and its independent auditors, including the availability of Company records, information and personnel.

  The Compensation Committee of the Board of Directors met nine times during fiscal 1996. The Compensation Committee establishes the Company's compensation philosophy, determines CEO and other executive compensation, and administers the Company Incentive Plan and the employee stock plans. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

  The Corporate Governance Committee of the Board of Directors met twice during fiscal 1996. The responsibilities of the Corporate Governance Committee include establishing qualifications to serve on the Board and Committees of the Board, identification of nominees for Board membership, reviewing procedures for CEO succession and Board retirement policies, analyzing and establishing Board compensation, and establishing general guidelines for the operation of the Board of Directors. The Corporate Governance Committee accepts nominations for Board membership, which nominations will be reviewed in accordance with the procedures established for reviewing such nominations by the Committee. Any such nomination should be submitted to the Secretary of the Company. See "Report of the Corporate Governance Committee."

  During the last fiscal year, all directors attended at least 75% of the meetings of the Board and Committees of which they were members.

VOTE REQUIRED AND RECOMMENDATION

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SLATE OF NOMINEES SET FORTH ABOVE.

  The seven nominees for director receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Shareholders do not have the right to cumulate their votes in the election of directors.

                                 PROPOSAL TWO

              APPROVAL AND RATIFICATION OF THE ADOPTION OF AN
        AMENDMENT TO THE COMPANY'S 1989 EMPLOYEE STOCK PURCHASE PLAN

PROPOSED AMENDMENT

  On December 5, 1996, the Board of Directors of the Company approved an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan ("Purchase Plan") to increase the number of shares available for issuance under the Purchase Plan from eight million (8,000,000) to twelve million (12,000,000). At the 1997 Annual Meeting, the shareholders are being asked to approve such increase in shares under the Purchase Plan. The Board of Directors believes that the adoption of this amendment to the Purchase Plan will encourage and assist employees of Novell to acquire an equity interest in the Company, help align employee interests with other shareholders, help provide for the future financial security of Novell employees and foster good employee relations. The Purchase Plan should thereby be helpful in attracting, retaining and motivating employees. The terms of the Purchase Plan are described below. A copy of the amended Purchase Plan will be furnished by the Company to any shareholder upon written request to the Corporate Secretary.

DESCRIPTION OF PURCHASE PLAN

  The following is a brief summary of the material features of the Purchase
Plan.

  Eligibility. Any person who is employed by Novell (or by any of its designated subsidiaries) for at least twenty hours per week and more than five months per calendar year is eligible to participate in the Purchase Plan, subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"). No person who owns or hold options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase five percent (5%) or more of the outstanding stock of the Company is entitled to participate in the Purchase Plan. As of February 28, 1997, approximately 5,850 employees were eligible to participate.

  Participation in an Offering. Each offering of Common Stock under the Purchase Plan ("Offering") will be for a period of approximately six months. The commencement of each Offering under the Purchase Plan will start at the beginning of the Company's regular payroll periods that fall closest to November 1 and May 1 of each year. To participate in the Purchase Plan, eligible employees must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed ten percent (10%) of regular base salary (including sales commissions that are not in excess of target income). Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering until such time as the employee withdraws from the Purchase Plan or the employee's employment terminates. As of February 28, 1997 there were approximately 2,950 participants in the Purchase Plan.

  Purchase Price. The purchase price per share at which the shares of Common Stock are acquired under the Purchase Plan will be equal to 85% of the lesser of the fair market value of the Common Stock on (i) the first day of the Offering or (ii) the last day of the Offering. The fair market value of the Common Stock on any relevant date will be equal to the closing bid price per share as reported on the Nasdaq National Market.

  Shares Purchased. The number of shares of the Common Stock a participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the participant's paychecks during the Offering by the purchase price. In any calendar year, no participant may purchase more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted). At Novell's option, any cash not applied to the purchase of fractional shares will either be returned to the participant or applied toward the purchase of shares in subsequent Offerings.

  Withdrawal. A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. In effect, therefore, a participant is given an option that he or she may or may not exercise. However, once a participant withdraws from an Offering, that participant may not participate in the same Offering.

  Administration and Amendment. The Purchase Plan is to be administered, at the Company's expense, by the Board of Directors or a committee appointed by the Board, and is currently being administered by the Board's Compensation Committee. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the committee, and its decisions are final and binding upon all participants. Members of the Board of Directors or its committee who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matters that affect the administration of the Purchase Plan. No member of the Board who is eligible to participate in the Purchase Plan may be a member of the committee appointed to administer the Purchase Plan. The committee may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted, nor may any amendment make any change in an option previously granted that would adversely affect the rights of any participant. No amendment may be made to the Purchase Plan without the approval or ratification of the shareholders of the Company if such amendment would require shareholder approval under Section 423 of the Code, Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any other applicable law or regulation.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary is intended only as a general guide as to federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all potential tax consequences. Furthermore, tax consequences are subject to change and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Accordingly, participants have been advised to consult their own tax advisors with respect to the tax consequences of participating in the Purchase Plan.

  The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under a plan that so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, by reason of the grant of the option at the beginning of an Offering or the purchase of shares at the end of an Offering. A participant will, however, recognize taxable income in the year in which the shares purchased under the Purchase Plan are sold or otherwise made the subject of disposition.

  A sale or other disposition of the purchased shares will be a disqualifying disposition if it is made within two years after the date the option is granted (i.e., the commencement date of the Offering to which the option pertains).

  If the participant makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year of the Company in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of purchase exceeds the purchase price. In no other instance will the Company be allowed a deduction with respect to the participant's disposition of the purchased shares.

  If the participant disposes of the shares after satisfying the holding period outlined above (a qualifying disposition), then the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the date of disposition exceeds the purchase price or (ii) 15% of the fair market value of the shares on the day the option relating to the disposed shares was first granted. This amount of ordinary income will be added to the basis in the shares and any gain (or loss) recognized upon the disposition will be a long-term capital gain (or loss). Currently, the long-term capital gains rate is capped at 28%.

  If the shares are disposed of in a disqualifying disposition, then the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition. Even if the shares are disposed of for less than their fair market value measured as of the date of purchase, the same amount of ordinary income is attributed to a participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such date of the purchase.

PARTICIPATION IN THE PURCHASE PLAN

  Participation in the Purchase Plan is open to all employees of the Company who work 20 hours or more during a normal work week and more than five months per calendar year, including the executive officers named in the Summary Compensation Table (the "Named Officers"). Participation is voluntary and is dependent on each eligible employee's election to participate and their respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. No purchases have been made under the Purchase Plan since the amendment described above. As of the date of this proxy statement, 7,010,793 shares of Common Stock have been acquired by employees of the Company through participation in the Purchase Plan. The Company has received approximately $84.1 million from the purchase of stock by employees through the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan.

  The following table sets forth information with respect to purchases of Common Stock by Named Officers, to all current executive officers as a group and to all other employees as a group during the last fiscal year ended October 26, 1996:

                             AMENDED PLAN BENEFITS
                       1989 EMPLOYEE STOCK PURCHASE PLAN

                                                 NUMBER OF SHARES
NAME OF INDIVIDUAL OR                            PURCHASED UNDER      DOLLAR
IDENTITY OF GROUP AND POSITION                   PURCHASE PLAN (#) VALUE ($)(1)
------------------------------                   ----------------  ------------
Joseph A. Marengi,..............................            0             --
 President and Chief Operating Officer
Mary M. Burnside................................            0             --
 Executive Vice President Corporate Services
James R. Tolonen................................            0             --
 Executive Vice President and Chief Financial
Officer
Glenn Ricart....................................        1,075           2,076
 Executive Vice President Chief Technology
Officer
David R. Bradford...............................          246             414
 Senior Vice President and General Counsel
Robert J. Frankenberg...........................          769           1,485
 Former President, CEO and Chairman
Steven Markman..................................            0             --
 Former Executive Vice President
All current executive officers as a group (18
persons)........................................        4,584           6,176
All other employees as a group..................    1,689,607       2,863,617

--------
(1) Fair market value on date of purchase, minus the purchase price.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

  Ratification and approval of the increase in shares reserved under the Purchase Plan requires the affirmative vote of a majority of the Votes Cast. Accordingly, abstentions will have the same effect as votes against this proposal and broker non-votes will not affect the outcome of voting on this proposal.

  The Board of Directors believes that the opportunity for employees to acquire shares pursuant to the Purchase Plan will be important to attract and retain qualified employees essential to the success of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PURCHASE PLAN.

                                PROPOSAL THREE

             RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
                           AS INDEPENDENT AUDITORS

  Upon the recommendation of the Audit Committee, which is composed entirely of independent directors, the Board of Directors has appointed Ernst & Young LLP ("Ernst & Young") as independent auditors for the Company to audit its consolidated financial statements for fiscal 1997 and to perform audit-related services and consultation in connection with various accounting and financial reporting matters. Ernst & Young also performs non-audit services for the Company.

  The Board has directed that the appointment of Ernst & Young be submitted to the shareholders for approval. The affirmative vote of a majority of the Votes Cast is required for approval. If the shareholders do not approve the selection of Ernst & Young, the Audit Committee and the Board will reconsider the appointment.

  Ernst & Young or its predecessors have audited the consolidated financial statements of the Company since 1987.

  The Company has been advised by Ernst & Young that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1996, 1995 and 1994 for (i) all persons serving as Chief Executive Officer during fiscal 1996, (ii) the four most highly compensated executive officers serving at fiscal year end and
(iii) one former executive officer who would have been included in the category described in subsection (ii) had he still been an executive officer at fiscal 1996 year end of the Company whose salary plus bonus exceeded $100,000 in fiscal 1996 (the "Named Officers").

                                                        LONG-TERM
                                                       COMPENSATION
                       ANNUAL COMPENSATION(1)             AWARDS
                  ------------------------------------ ------------
                                                                    SECURITIES
   NAME AND                               OTHER ANNUAL  RESTRICTED  UNDERLYING  ALL OTHER
   PRINCIPAL              SALARY   BONUS  COMPENSATION STOCK AWARDS  OPTIONS   COMPENSATION
   POSITION       YEAR      ($)   ($)(2)     ($)(3)       ($)(4)      (#)(5)      ($)(6)
---------------   ----    ------- ------- ------------ ------------ ---------- ------------
Joseph A.
 Marengi.......   1996    403,980 193,819       --       362,625     454,000      24,093
 President and
  Chief
  Operating       1995    381,447 171,171       --           --          --       20,374
 Officer          1994    324,676 175,324       --       315,500      95,000       4,500
Mary M.
 Burnside .....   1996    347,843     --        --       362,625     200,000      14,839
 Executive Vice
  President       1995    354,061 135,428       --           --          --       16,380
 Corporate
  Services        1994    298,857 147,000       --       315,500      80,000       4,500
James R.
 Tolonen.......   1996    347,200     --        --       362,625     209,000      14,377
 Executive Vice
  President and   1995    360,600 137,929       --           --          --       16,317
 Chief
  Financial
  Officer         1994    295,509 147,000       --       315,500      80,000       4,500
Glenn Ricart...   1996    273,896     --     30,415      435,150     110,000      10,006
 Executive Vice
  President and   1995(7)     --      --        --           --          --          --
 Chief
  Technology
  Officer         1994        --      --        --           --          --          --
David R.
 Bradford......   1996    241,847     --        --       181,313      86,000       9,705
 Senior Vice
  President and   1995    220,000  69,091       --           --          --       12,386
 General
  Counsel         1994    186,141  74,000       --       315,500      55,000       4,500
Robert J.
 Frankenberg(8).  1996    641,052     --        --           --      300,000      97,146
 Former CEO,
  President       1995    504,445 308,721       --           --          --       21,577
 and Chairman
  of Board        1994    288,462 225,000   321,141      612,288     600,000       1,731
Steven
 Markman(9) ...   1996    283,485     --        --       302,188     239,000      10,006
 Former
  Executive
  Vice
  President       1995    200,000  62,458       --           --          --        6,574
                  1994     42,308     --        --           --       80,000         --

--------
(1) Compensation deferred at the election of the executive, pursuant to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan, is included in the year earned.

  As of 1996 fiscal year end each Named Officer had the following number of restricted stock having a value as noted: Mr. Marengi, Ms. Burnside and Mr. Tolonen 30,000 shares each, value of $300,000 per officer, Mr. Ricart 36,000 shares, value $360,000 and Mr. Bradford 15,000 shares, value $150,000.

(2) Cash bonuses for services rendered in fiscal years 1995 and 1994 have been listed in the year earned, but were actually paid in the following fiscal year. Bonuses were calculated based on the operating results of the Company and performance of the individuals. No bonuses were earned for 1996. The amount listed for Mr. Marengi is sales commission based on his responsibilities until August 1996 as Executive Vice President of Worldwide Sales. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

(3) Mr. Frankenberg received $190,500 in fiscal 1994 to cover expenses relating to the relocation of his primary residence from California to Utah. In addition, $110,196 was paid for the gross-up of taxes on the total related relocation expenses. Mr. Ricart received $30,415 in fiscal 1996 to cover expenses in the relocation of his primary residence from Maryland to Utah.

(4) Restricted stock awards are valued in the Summary Compensation Table at the Company's closing price on the date of grant less the purchase price of $0.10 per share. Mr. Frankenberg received a Restricted Stock Grant of 36,500 shares on April 5, 1994. Such shares vest 50% per year on award anniversary date. Named Officers Marengi, Burnside, Tolonen and Bradford each received a restricted stock award of 20,000 shares on October 19, 1994. Such shares vest over a two-year period with 25% vested one year from award date and the remaining 75% vested two years from award date. On March 1, 1996, Named Officers Marengi, Burnside and Tolonen each received a restricted stock award of 30,000 shares, Named Officers Ricart and Bradford received a restricted stock award of 36,000 and 15,000 respectively. Former officer Markman received a restricted stock award in December 1995 and March 1, 1996 of 20,000 and 25,000 respectively. Such shares vest over a two-year period with 50% vested one year from award date and the remaining 50% vested two years from award date. Officers have the right to vote such shares and to receive cash dividends thereon (if any) but any stock dividends bear the same vesting restrictions as the shares with respect to which they are issued.

(5) In addition, the following stock options were granted in November 1996, after fiscal year end, to Named Officers: Marengi 200,000, Burnside and Tolonen, 75,000 each, Ricart 60,000 and Bradford 35,000 when their performance for fiscal 1996 was reviewed.

(6) The stated amounts are Company matching contributions to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan. Mr. Frankenberg's All Other Compensation for 1996 also includes $75,300 associated with his separation contract.

(7) Mr. Ricart was not an executive officer during fiscal 1995.

(8) Mr. Frankenberg resigned from the Company in August 1996.

(9) Mr. Markman resigned from the Company in September of 1996.

DIRECTOR COMPENSATION

  Non-employee Directors of the Company receive an annual retainer of $20,000 plus a Board meeting fee of $1,200 for each Board meeting attended. Additionally, the directors are reimbursed for their expenses incurred in attending meetings of the Company's Board of Directors. Non-employee Directors receive $1,000 additional compensation for committee meetings attended; the Committee chairman also receives an annual retainer of $2,500. In August 1996, at the time Mr. Frankenberg resigned, Director Young entered into a consulting agreement pursuant to which he became Chairman of the Board and agreed to provide consulting services to the Company as needed. Director Young receives a consulting fee of $10,000 a week and was granted a non-statutory stock option, at fair market value to acquire 100,000 shares of Company Common Stock under the Company 1991 Stock Plan. The shares become 100% vested on March 31, 1997 and must be exercised within twelve months from termination of the consulting agreement. The consulting agreement shall terminate at the end of a specified period after written notice has been provided by either party.

  Under the Company's Stock Option Plan for Non-Employee Directors, as amended, each non-employee Director who joins the Board will automatically receive options to purchase 30,000 shares vesting as to 25% annually over four years. In addition, each current non-employee Director will receive an Annual Grant of options to purchase 15,000 shares vesting as to 50% annually over two years. Upon change in control, an option will become exercisable in full by a non-employee Director if within one year of such change in control the non-employee Director ceases for any reason to be a member of the Board. See also "Executive Compensation--Non-Employee Directors Stock Option Plan ".

  Novell has a Directors' Charitable Award Program (the "Award Program") to acknowledge the service of directors to the Company and enhance indirectly the ability of the Company to attract and retain directors of the highest caliber. All members of the Board are eligible for the Award Program, subject to vesting requirements. The Award Program is funded by life insurance policies purchased by the Company, which provide for a $1 million death benefit to participating directors. Upon the death of a participating director, the Company will donate $1,000,000 (paid in ten equal annual installments) to non-profit organizations recommended by the director. Individual directors derive no financial benefit from the Award Program since all available insurance proceeds and tax deductions accrue solely to the Company.

  On August 17, 1995, non-employee Directors Messman, Sonsini and Wilson received a cash-only stock appreciation right relating to 13,333 shares of the Company's Common Stock. Each right entitles the holder to a cash payment on April 12, 1998, in an amount equal to the excess, if any, of the fair market value per share of the Common Stock on that date over $20.9375, the closing price of the Common Stock on the Nasdaq National Market on August 17, 1995. The holder's right to receive the cash payment vests in three annual installments, based upon the holder's continued status as a director of the Company. Upon the holder's receipt of a cash payout of the right, the holder will recognize compensation income for federal income tax purposes equal to the amount actually received, and the Company will receive a corresponding deduction.

STOCK OPTIONS GRANTS IN FISCAL YEAR 1996

  The following table provides information with respect to stock options granted during fiscal 1996 to the Named Officers. No stock appreciation rights have been granted by the Company.





                                     INDIVIDUAL GRANTS                   POTENTIAL
                         ------------------------------------------ REALIZABLE VALUE AT
                         NUMBER OF   % OF TOTAL                       ASSUMED ANNUAL
                         SECURITIES   OPTIONS                         RATES OF STOCK
                         UNDERLYING GRANTED TO                      PRICE APPRECIATION
                          OPTIONS    EMPLOYEES  EXERCISE            FOR OPTION TERM(1)
                          GRANTED    IN FISCAL   PRICE   EXPIRATION -------------------
          NAME             (#)(2)    YEAR (3)    ($/SH)     DATE     5% ($)    10%($)
------------------------ ---------- ----------- -------- ---------- --------- ---------
Joseph A. Marengi.......  75,000(4)     0.4     14.6250   12/22/05    689,819 1,748,136
                          75,000(5)     0.4     12.1875   03/01/06    574,849 1,456,780
                          54,000(4)     0.3     12.1875   03/01/06    413,891 1,048,882
                         250,000(4)     1.3     10.4375   09/06/06  1,641,022 4,158,672
Mary M. Burnside........  75,000(4)     0.4     14.6250   12/22/05    689,819 1,748,136
                          75,000(5)     0.4     12.1875   03/01/06    574,849 1,456,780
                          50,000(4)     0.3     12.1875   03/01/06    383,233   971,187
James R. Tolonen........  75,000(4)     0.4     14.6250   12/22/05    689,819 1,748,136
                          75,000(5)     0.4     12.1875   03/01/06    574,849 1,456,780
                          59,000(4)     0.3     12.1875   03/01/06    452,215 1,146,000
Glenn Ricart............  40,000(5)     0.2     12.1875   03/01/06    306,586   776,949
                          70,000(4)     0.4     12.1875   03/01/06    536,526 1,359,662
David R. Bradford.......  56,000(4)     0.3     14.6250   12/22/05    515,065 1,305,275
                           4,000(5)     0.02    14.6250   12/22/05     36,790    93,234
                          26,000(5)     0.1     12.1875   03/01/06    199,281   505,017
Robert J.
Frankenberg(6).......... 300,000(4)     1.6     14.6250   12/22/05  2,759,275 6,992,545
Steven Markman(7).......  75,000(4)     0.4     14.6250   12/22/05    689,819 1,748,136
                          75,000(5)     0.4     12.1875   03/01/06    574,849 1,456,780
                          89,000(4)     0.5     12.1875   03/01/06    682,154 1,728,713

--------
(1) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year term of the option. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) The Novell option plans are administered by a committee of the Board of Directors. The committee determines the eligibility of employees and consultants, the number of shares to be granted and the terms of such grants. All options were granted at fair market value on date of grant and vest over four years. In the event of a merger of the Company or the sale of substantially all of the assets of the Company, unvested options shall be assumed by the acquiring company. The Board of Directors has the right to accelerate unvested options if the acquiring company is unwilling to assume the options. In the event of a change in control, except as otherwise determined by the Board prior to the occurrence of such change in control, all options shall be fully exercisable and vested and shall be terminated in exchange for a net cash payment. The plans provide for various methods of exercise. The Company currently allows for cash, cashier's check or cashless exercise.

(3) Options to purchase an aggregate of 18,527,866 shares were granted to employees in fiscal 1996.

(4) Non-statutory option having an exercise price equal to the fair market value on the date of grant, vesting 25 percent one year from grant date and thereafter 6.25 percent per quarter over three years and having a term of ten years.

(5) Non-statutory option having an exercise price equal to the fair market value on the date of grant, vesting 25 percent one year from grant date and thereafter 6.25 percent per quarter over three years and having a term of ten years. Furthermore, if Novell stock closes at $18.00 per share or higher for 30 consecutive days, any remaining unvested shares shall vest at twice the rate of the prior stated schedule.

(6) Options have expired due to Mr. Frankenberg's resignation in 1996.

(7) Mr. Markman's options have expired due to his resignation in September
    1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The number of options exercised and the value realized from any such exercise during fiscal 1996 and the number and value of options held at fiscal year end for the Named Officers are set forth in the following table.



                                                 NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                                                   OPTIONS AT FISCAL       AT FISCAL YEAR END (1)
                           SHARES      VALUE         YEAR END (#)                    ($)
                         ACQUIRED ON  REALIZED -------------------------- -------------------------
          NAME           EXERCISE (#) ($) (2)  EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------ -----------  -------- -----------  ------------- ----------- -------------
Joseph A. Marengi.......        0         --     135,100       511,500          0            0
Mary M. Burnside........   30,000     322,750    175,000       255,000          0            0
James R. Tolonen........   20,000     222,500    133,000       264,000          0            0
Glenn Ricart............        0         --      10,000       140,000          0            0
David R. Bradford.......   39,000     357,250    105,500       123,500          0            0
Robert J.
Frankenberg(3)..........        0         --     300,000(4)          0          0            0
Steven Markman(3).......        0         --     227,500(5)          0          0            0

--------
(1) Value of unexercised options is (i) the fair market value of the Company's Common Stock at fiscal 1996 year end less the option exercise price per share of in-the-money options, times (ii) the number of shares subject to such options. At fiscal year end 1996 fair market value of stock was $10.00, therefore no options held by Named Officers had a reportable value.
(2) Value realized upon exercise is (i) the fair market value of the Company's Common Stock on the date of exercise, less the option exercise price per share, times (ii) the number of shares exercised.
(3) Former Executive Officer.
(4) Mr. Frankenberg resigned in August 1996, these options have expired thereafter unexercised.
(5) Mr. Markman resigned in September 1996, these options have expired thereafter unexercised.

EMPLOYMENT CONTRACT, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

  All current Named Officers of Novell are under employment contracts.

  Novell entered into employment contracts with Named Officers Marengi, Burnside, Tolonen and Bradford at the end of fiscal 1994. The term of the contracts is two years with an automatic renewal for 18 months, unless terminated by either party. Novell entered into an employment contract with Mr. Ricart in February 1996 upon his promotion to Executive Vice President and Chief Technical Officer. Base salary is to be reviewed annually and is at least the amount set forth: Marengi, $333,333; Burnside, $350,000; Tolonen, $350,000; Ricart, $300,000 and Bradford, $220,000. All Named Officers will participate in the incentive bonus program except Mr. Marengi. Based upon the accomplishment of certain performance goals, Named Officers Burnside, Tolonen and Bradford are eligible to earn a bonus of 40% of their base salaries and Officer Ricart is eligible to earn a bonus of 60% of his base salary. Mr. Marengi will participate in the sales commission program where commissions are paid quarterly based on the achievement of actual versus target worldwide sales. At 100% of achievement of target, Mr. Marengi's commission is $175,000.

  As part of the employment agreement, Named Officers Marengi, Burnside and Tolonen were each granted an option to purchase 80,000 shares of Common Stock with an exercise price equal to the fair market value of the Company's Common Stock. Such shares vest over four years with 25% vested one year from award date and thereafter 6.25% quarterly. Additionally, each Named Officer was awarded a Restricted Stock Grant with a purchase price of $0.10 per share and vesting of 25% one year from award date and the remaining 75% two years from award date.

  In January 1996, Named Officers Marengi and Bradford each received an increase of 9% of their base salary and Named Officers Burnside, Tolonen and Bradford are now eligible to earn a bonus of 60%, 60% and 45%, respectively of their base salary. Mr. Marengi's sales commissions increased to $225,000 at 100% achievement of worldwide sales target.

  In August 1996, Mr. Marengi's contract was amended when he assumed new responsibilities and was appointed President and Chief Operating Officer. His new minimum base salary is $600,000 and he is eligible to participate in the incentive bonus plan at 60% of his base salary. He was granted non-statutory stock options to purchase an additional 250,000 shares.

  In the event of termination without cause or constructive termination after a change in control, Officer Marengi will receive 1.6 times his base annual salary; Officers Burnside, Tolonen and Bradford will receive 1.4 times their respective base annual salaries and Officer Ricart will receive 2 times his base salary. In addition, in such event, all Named Officers will receive accelerated vesting of an additional 12 months for unvested options. If said termination should occur within the first year of a restricted stock vesting, the Company will not exercise its repurchase right to 50% of the shares. If said termination is within the second year of vesting, the Company will waive all remaining repurchase rights.

  Change of control is defined in the contract as: (i) the Company sells or otherwise disposes of all or substantially all of its assets, (ii) the Company merges or consolidates with another company where the shareholders of Novell immediately after the transaction do not hold 50% of the voting power of the new entity or (iii) any person or entity including any "person" as defined by
Section 13(d)(3) of Securities Exchange Act as amended becomes the beneficial owner of Common Stock of Novell represented by 50% or more of the combined voting power (excluding any persons who are now officers of Novell).

  On March 18, 1997, the Company entered an employment contract with Dr. Eric
E. Schmidt whereby Dr. Schmidt would become Chief Executive Officer and Chairman of the Board on April 7, 1997. During the interim period from March 18, 1997 until April 7, 1997, Dr. Schmidt would work on a part-time basis.

  Pursuant to the employment contract Dr. Schmidt's annual base salary is $600,000 with a bonus payment on October 31, 1997, provided he is still employed by the Company, of approximately $375,000. Starting in Fiscal 1998, Dr. Schmidt shall participate in the incentive bonus plan, where, based upon the accomplishment of certain performance goals, Dr. Schmidt is eligible to earn a bonus of 100% of his base salary plus additional bonus compensation if such goals are exceeded.

  Upon entering into the employment contract Dr. Schmidt was granted, at fair market value, a non-qualified stock option to purchase 2,750,000 shares of Novell Common Stock. Said options vest 20% on the first year anniversary and thereafter vest monthly over the next four years so as to be 100% vested five years from the date of grant, conditioned upon employee's continued employment or consulting relationship with Novell as of each vesting date. Dr. Schmidt was also granted 900,000 shares of restricted stock at a purchase price of $9,000. The shares shall vest annually, in accordance with the following schedule: 30% on the first anniversary, 25% on the second anniversary, 20% on the third anniversary, 15% on the fourth anniversary and 10% on the fifth anniversary of the grant date, so as to be 100% vested five years following the grant date, conditioned upon Employee's continued employment or consulting relationship with Novell as of such vesting dates. Such restricted stock grant was provided by Novell due in part to Dr. Schmidt's forfeiture of in-the-money stock options held by him at his prior employment.

  If Novell terminates Dr. Schmidt other than for cause or if a constructive termination should occur, he shall be entitled to receive the following: (i) one times his annual base salary and target bonus in such amounts which exist at time of termination; (ii) an amount equal to the cost of COBRA for one year; (iii) accelerated vesting of one year for all stock options; (iv) waiving of repurchase rights on any restricted stock.

  In the event of termination without cause due to change in control or constructive termination within two months before or one year after change in control, Dr. Schmidt will receive the following: (i) two times his annual base salary and target bonus in such amounts which exist at time of termination;
(ii) an amount equal to the cost of COBRA for eighteen months; (iii) accelerated vesting of one year for all stock options; (iv) waiving of repurchase rights on restricted stock as to vesting of the greater of (a) the number of shares that would have vested within one year after Dr. Schmidt's terminate date, or (b) one-half of the number of shares not vested on his termination date.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  The Novell, Inc. Non-Employee Directors Stock Option Plan, as amended ("Director Plan") is administered by a committee of the Board of Directors. However, the time of grant, number of shares granted, exercise price and vesting schedule are established by the terms of the Director Plan and are not subject to the discretion of the committee or any person. Only non-employee directors may participate in the Director Plan. The Director Plan, which was originally adopted in 1989 and subsequently amended in 1992, was most recently amended by the Board of Directors in January 1996 and approved by shareholders on April 10, 1996.

 Under the Director Plan, all non-employee directors are automatically granted an option to purchase 30,000 shares of the Company's Common Stock on the date of their initial election or appointment to the Board of Directors ("Initial Grant"). Prior to April 10, 1996, the Initial Grant covered 72,000 shares. Current Non-employee Directors are automatically granted an option to purchase 15,000 shares annually on the date of the Annual Meeting ("Annual Grant"), unless they hold an Initial Grant to purchase 72,000 shares granted within two years prior to the Annual Grant. All options are non-statutory options receiving no special tax benefit, have an exercise price equal to the fair market value on date of grant and have a term of ten years. Initial Options vest annually at the rate of 25 percent per year and Annual Options vest at the rate of 50% per year. Upon a change in control, an option will become exercisable in full by a non-employee Director if, within one year of such change in control, the non-employee Director ceases for any reason to be a member of the Board. Upon forced retirement at age 70, Director options become fully vested and the Director has one year in which to exercise.

  Director Hector, upon appointment to the Board in December 1995, was automatically granted an option to purchase 72,000 shares having an exercise price of $14.875 per share pursuant to the Director Plan prior to the most recent amendment. Directors Bond, Messman, Sonsini and Wilson were each granted an Annual Grant on April 10, 1996 having an exercise price of $13.50 per share.

  On October 26, 1996, fiscal 1996 year end, options to purchase 596,000 shares of the Company's Common Stock under the Director Plan were outstanding at a weighted average exercise price of $17.82 per share.

                    REPORT OF THE COMPENSATION COMMITTEE
             OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

MEMBERSHIP OF THE COMMITTEE

  The Compensation Committee of the Board of Directors (the "Committee") is composed of three non-employee directors: Mr. Young, Chairman, Ms. Bond and Mr. Messman. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. From time to time, Mr. Marengi, President, certain officers of the Company, outside consultants and Mr. Frankenberg, when he was Chief Executive Officer (the "CEO"), attended meetings of the Committee. No officer of the Company is present during discussions or deliberations regarding his or her own compensation.

RESPONSIBILITIES OF THE COMMITTEE

  Acting on behalf of the Board of Directors, the Committee's responsibilities include the following:

  . Establishing the general Company compensation philosophy for all employees including the CEO, President and other executive officers.

  .  Reviewing the performance of the CEO.

  . Determining compensation levels and stock grants for the CEO and other executive officers.

  . Administering the Company's Incentive Plan (the "Incentive Plan") by establishing Company performance objectives, approving target bonuses and actual bonus payments for the CEO and other executive officers.

  . Administering the Company's employee stock option and stock purchase plans ("Stock Plans"), including determining eligibility, the number and type of options to be granted and the terms of such grants.

EXECUTIVE OFFICER COMPENSATION PROGRAM

  The Company's executive compensation program is designed to support the achievement of Company performance objectives, to ensure that executive officers' interests are aligned with the success of the Company and to provide compensation opportunities that will attract, retain and motivate superior executive personnel. Consistent with these objectives, the Committee believes that the compensation of executive officers should be significantly influenced by performance. Accordingly, 26% to 38% of the cash compensation of each executive officer is contingent upon Company performance and adjusted as appropriate for individual performance.

  The Company's compensation program for executive officers is structured to be competitive within the high technology industry. The Company's Human Resources Department, working with independent outside consulting firms, has developed executive compensation data from nationally recognized surveys from a group of comparable companies selected on the basis of similarity in revenue level, industry segment and competitive employment market to the Company. Most of the companies included in this group for the 1996 executive compensation analysis are also included in the Nasdaq Computer and Data Processing Services index used to compare the Company's stock price performance on the Performance Graph on page 21.

  The Company's executive level positions, including the CEO, are matched to comparable survey positions and competitive levels are determined for base salary and target bonus incentives. The target incentive is the amount that would be paid after the end of the fiscal year if the Company, and the executive officer achieve the performance objectives established for the year. Market practices with respect to stock option grants are also reviewed. Factors considered in determining actual incentive bonus for each executive officer include Company performance, individual performance, and the scope of executive officer's responsibility. The relative weight given to such factors varies between executive officers, based upon their respective responsibilities and capacity to affect Company performance.

  Grants under the Company's Stock Plans are designed to further strengthen the linkage between executive compensation and shareholder return, to provide additional incentives to executive officers tied to growth of stock price over time and encourage continued employment with the Company. Stock option grants are based upon industry survey data and individual executive performance. Stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's stock on the date of grant. Restricted stock purchase grants, which allow an officer to purchase shares at a nominal cost, are generally subject to a two-year vesting schedule.

1996 EXECUTIVE OFFICER COMPENSATION

  In December 1995, the Committee reviewed industry survey data outlined above, executive performance and the CEO's recommendations for the purpose of determining base salary for 1996 for each executive officer (excluding the CEO). The CEO recommended Company performance targets for revenue, expenses and operating profit for fiscal 1996 to be used for the incentive compensation plan. Stock option survey data, executive performance and current outstanding stock options were reviewed. The Committee approved (i) individual executive performance targets, (ii) base salary level to be effective January 7, 1996 (three of the Named Officers did not receive a base salary increase as their current base salary fell within industry standards for similar corporate positions), (iii) a target incentive based on achievement of recommended targets for fiscal 1996, and (iv) a stock option grant for each executive officer. The final 1996 target total cash compensation levels (base salary plus target cash incentives) for the Named Officers (other than the CEO) fall within the industry standards for comparable positions.

  The Committee also reviewed and approved the Novell Incentive Plan for fiscal 1996, establishing the Company and Business Unit revenues, earnings and operating profit objectives and individual performance targets to be used at year end for incentive determination.

  In February 1996, the Committee reviewed a retention program presented by management. The program requested that a stock option/restricted stock award be granted to the Company's critically essential employees to encourage retention. A stock option/restricted stock award program was used rather than a cash program to further link management compensation to shareholder value. The Committee approved the plan which included the granting of stock options and restricted stock awards to the Named Officers (other than the CEO), all executive officers and approximately 100 other key employees.

  In October 1996, the Committee reviewed industry survey data, current executive compensation, Company and Business Unit performance and executive performance against prior established objectives. The Committee felt that the executive salaries remained within the range of industry standards for comparable positions and that no base salary increases would be approved for January 1997 for the Named Officers. It was further decided based on industry survey data and individual executive performance that stock options were to be granted based on average industry standards for similar positions weighted by individual performance.

  In December 1996, the Committee reviewed total Company and Business Unit performance that had been accomplished for fiscal 1996, following the process and formula established in the Incentive Plan. The Incentive Plan has incentive pay elements payable based on both total Company and Business Unit performance, modified by individual performance. Due to the fact that the Company performance for fiscal 1996 fell below the percentage required by the Incentive Plan, no bonuses were paid to the Named Officers.

1996 CEO COMPENSATION

  In December 1995, the Committee reviewed Mr. Frankenberg's individual performance for the past year and comparable CEO industry survey data, as outlined above, for the purpose of determining Mr. Frankenberg's base compensation for fiscal 1996. The Committee established individual performance objectives for Mr. Frankenberg for fiscal 1996 and approved an increase to his base salary. In addition, the Committee reviewed the approved Company performance objectives for revenue, expenses and operating profit for 1996 that would have to be accomplished prior to payment of an incentive bonus and approved a target incentive bonus whereby approximately 50% of Mr. Frankenberg's total compensation was dependent upon the Company achieving established revenue, expenses and operating profit objectives. Mr. Frankenberg's base salary is comparable to industry standards for his position.

  Mr. Frankenberg resigned from the Company in August 1996. The Compensation Committee, along with the other members of the Board of Directors including the Corporate Governance Committee, reviewed various corporate structuring alternatives and candidates to replace Mr. Frankenberg. After deliberation, the Committee recommended that Mr. Marengi, then Executive Vice President of Worldwide Sales, assume the responsibilities of President and Chief Operating Officer, Mr. Young be appointed as Chairman of the Board and a search be started immediately for a new Chief Executive Officer. Mr. Marengi is currently performing the duties of a Chief Executive Officer.

  Mr. Marengi's total current compensation was reviewed against comparable industry standards for President and Chief Operating Officer and his increased scope of responsibilities. Mr. Marengi's base salary was increased and incentive targets were established (he had previously participated in the sales commission program, not the Incentive Plan). See "Executive Compensation--Employment Contract, Termination of Employment and Change in Control Arrangements."

QUALIFYING COMPENSATION

  The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for certain executive officers' compensation exceeding $1 million per person in any taxable year unless it is "performance based" within the meaning of Section 162(m). Since the cash compensation of each of the Company's executive officers is below the $1 million threshold and since the Committee believes that any options granted under the Company's option plan will meet the requirement of being performance-based under the provisions of Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is, to the extent reasonable, to qualify its executive officers' compensation for deductibility under the applicable tax laws.

Respectfully submitted,

John A. Young, Chairman
Elaine R. Bond
Jack L. Messman

                   REPORT OF CORPORATE GOVERNANCE COMMITTEE
                           OF THE BOARD OF DIRECTORS

MEMBERSHIP OF THE COMMITTEE

  The Corporate Governance Committee of the Board of Directors ("Governance Committee") was established in August of 1995. Currently, the Governance Committee is composed of two non-employee directors namely: Mr. Wilson and Mr. Sonsini. Mr. Wilson serves as chairman of the Governance Committee. Mr. Ashton was a member of the Governance Committee until he resigned from the Board in November of 1996. The Governance Committee also performs the duties of a nominating committee.

RESPONSIBILITIES OF THE COMMITTEE

  Acting on behalf of the Board of Directors, the Governance Committee's responsibilities include the following:

  . Overseeing the functioning of the Board to ensure the implementation of proper corporate governance policies and practices.

  .  Identifying and recommending nominees for election as directors.

  . Establishing qualifications to serve on the Novell Board and on the Committees of the Board.

  .  Considering and implementing CEO secession policies and procedures.

  . Reviewing and recommending the organization and size of the full board and the structure and size of the Board's committees.

  .  Recommending candidates for membership on Board Committees.

NOVELL BOARD GUIDELINES

  The Governance Committee, working in connection with the full Board, has adopted a series of Novell guidelines on significant Corporate Governance issues. Issues considered as a part of those guidelines include, but are not limited to, the following:

  .  Frequency and length of committee meetings.

  .  Rotation of committee members.

  .  Selection of agenda items for Board meetings.

  .  Executive sessions of outside directors.

  .  Board access to senior management.

  .  Size of the Board.

  .  Mix of inside and independent Directors.

  .  Formal evaluation of the Chief Executive Officer.

  .  Assessment of Board's performance.

  During the past year the Governance Committee reviewed and approved, among other things, a Statement of Business Ethics to be distributed throughout the Company. In addition, the Governance Committee recommended to the Board of Directors that an executive committee of the Board of Directors be formed to assist the CEO in times of urgent matters when it is not possible to assemble the complete Board. Such a committee was formed in March of 1996 and typically met on a biweekly basis from March to September of 1996. Finally, the Governance Committee established a mandatory retirement age of 70 for Board members.

  Respectfully submitted,

  Ian Wilson - Chairman
  Larry Sonsini.

COMPARISON OF FIVE- AND TEN-YEAR CUMULATIVE TOTAL RETURNS

  The following two graphs compare the performance of the Company's common stock with the performance of the Standard & Poor's 500 Composite Stock Price Index and a peer group index over the periods from, respectively, November 1, 1991 and November 1, 1986. The graphs assume that $100 was invested on, respectively, November 1, 1991 and November 1, 1986 in the Company's common stock, the S&P 500 Index and the peer group index, and that all dividends were reinvested.

  The Company's peer group index is The Nasdaq Computer & Data Processing Services Index, which is composed of all Nasdaq companies with an SIC Code of #
737. A list of the companies included in this index will be furnished by the Company to any shareholder upon written request of the Corporate Secretary.

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG NOVELL, INC., S&P 500 AND NASDAQ C&DPS



                                       BASE     INDEXED/CUMULATIVE RETURNS
                                      PERIOD ----------------------------------
         COMPANY/INDEX NAME            1991   1992   1993   1994   1995   1996
         ------------------           ------ ------ ------ ------ ------ ------
Novell, Inc..........................  100   143.53 101.18  81.76  70.00  47.06
S&P 500 Composite....................  100   109.95 126.39 131.27 165.98 205.97
Nasdaq Computer & Data Processing
Services.............................  100   116.67 130.38 156.90 239.48 277.74

PAST FIVE YEAR AVERAGE COMPOUNDED ANNUAL RETURN

   Novell, Inc......................................................... (13.99)%
   S&P 500 Composite...................................................  15.55 %
   Nasdaq Computer & Data Processing Services..........................  22.67 %

                               PERFORMANCE GRAPH
                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
                  AMONG NOVELL, INC., S&P 500 AND NASDAQ C&DPS



                          BASE                            INDEXED/CUMULATIVE RETURNS
                         PERIOD -------------------------------------------------------------------------------
   COMPANY/INDEX NAME     1986   1987   1988   1989   1990    1991     1992     1993     1994     1995    1996
   ------------------    ------ ------ ------ ------ ------ -------- -------- -------- -------- -------- ------
Novell, Inc.............  100   164.29 272.62 259.52 452.36 1,619.05 2,323.81 1,638.10 1,323.81 1,133.33 761.90
S&P 500.................  100   106.40 122.14 154.39 142.84   190.70   209.68   241.00   250.33   316.51 392.77
Nasdaq C&DPS............  100   110.01 118.39 159.29 141.27   315.72   368.34   411.63   495.36   756.08 876.68

PAST TEN YEAR AVERAGE COMPOUNDED ANNUAL RETURN

   Novell, Inc........................................................... 22.52%
   S&P 500 Composite..................................................... 14.66%
   Nasdaq Computer & Data Processing Services............................ 24.25%

                              CERTAIN TRANSACTIONS

  In April 1995, the Company provided Mr. Frankenberg with a loan of $122,400 to pay his tax withholding due to the vesting of his restricted stock shares. The loan was due in April 1997 and was secured by shares of the Company's Common Stock. In December of 1995, the loan was paid in full by Mr. Frankenberg.

  In fiscal 1996, Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm in which Larry W. Sonsini, a director of the Company, is a senior partner, performed legal services for the Company. The Company proposes to continue to retain such law firm in fiscal 1997 for advice on legal matters.

  Thanksgiving Point, a limited liability company substantially owned by Alan
C. Ashton, Ph.D., a director of the Company until his resignation in November of 1996, provides grounds maintenance services to the Company. The contract for such services expired in October 1996. During fiscal 1996 the Company paid $585,000 to Thanksgiving Point for these services.

  Named Officer Burnside has two loans ($25,302.44 and $54,637.31) with the Company for the payment of tax withholding due to vesting of restricted stock. The loans are secured by shares of Company stock and have interest rates of 5.82% and 6.07% respectively. Each loan has a term of two years and is due on October 17, 1997 and October 17, 1998, respectively. Both loans were outstanding at fiscal 1996 year end.

  Named Officer Bradford has two loans ($26,194.63 and $55,716.19) with the Company for the payment of tax withholding due to vesting of restricted stock. The loans are secured by shares of Company stock and have interest rates of 5.82%, 6.07% respectively. Each loan has a term of two years and is due on October 17, 1997 and October 17, 1998, respectively. Both loans were outstanding at fiscal 1996 year end.

                     SECTION 16(a) REPORTING DELINQUENCIES

  The Company believes that all Forms 3, 4 and 5 required to be filed by its directors, officers and 10% shareholders were filed on time during fiscal 1996, except for (i) Director Hector, whose Form 4 for the purchase of 5,000 shares was filed one week late and (ii) Mr. Frankenberg, whose Form 4 for the purchase of 1,000 shares was filed two months late.

                           PROPOSALS OF SHAREHOLDERS

  Proposals that shareholders desire to have included in the Company's proxy materials for the 1998 Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company at its principal office (122 East 1700 South, Provo, UT 84606, Attention Corporate Secretary) no later than October 23, 1997 in order to be considered for possible inclusion in such proxy materials.

                            ADDITIONAL INFORMATION

ANNUAL REPORT

  The Company's Annual Report to Shareholders for the fiscal year ended October 26, 1996, including the consolidated financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Company, accompanies this Proxy Statement.

AMENDED AND RESTATED RIGHTS AGREEMENT

  In December 1996, the Board of Directors adopted certain technical amendments to its original Shareholder Rights Plan that was first adopted in 1988, including a change to the purchase price of each Right to reflect the recent trading range of the Company's stock. As amended, each Right will entitle the Company's shareholders to buy 1/1000th of a share of the Company's Series A Junior Participating Preferred Stock at an exercise price of $65. The amended Rights will become exercisable following the 10th day after any person or group announces acquisition of 15% or more of the Company's Common Stock or announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 15% or more of the Common Stock. The amended Rights Plan is intended to ensure that the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive tactics designed to gain control of the Company without paying all shareholders the fair value of their shares, including a "control premium."

                                 OTHER MATTERS

  The Company is not aware of any other business to be presented at the Annual Meeting. If matters other than those described herein should properly arise at the meeting, the proxies will vote on such matters in accordance with their best judgment.

                        [MAP OF DIRECTIONS TO NOVELL]

                            DIRECTIONS TO NOVELL

                  FROM 680/280
                  Exit Capitol Ave. heading north. Left on
                  Trade Zone Blvd. Right on Lundy Ave.
                  Building 6 is first entrance on right.
                  (Direction signs will be posted)

                  FROM 880/17
                  Exit Montague Expwy. heading east. Right on Trade Zone Blvd. Left on Lundy Ave.
                  Building 6 is first entrance on right.
                  (Direction signs will be posted)

                  FROM SAN JOSE INTERNATIONAL AIRPORT
                  Take 101 South to 880 North to Montague
                  Expwy. East. Right on Trade Zone Blvd.
                  Left on Lundy Ave. Building 6 is first
                  entrance on right. (Direction signs will be posted)

PROXY

                                 NOVELL, INC.
                              122 EAST 1700 SOUTH
                                PROVO, UT 84606

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Joseph A. Marengi, James R. Tolonen and David R. Bradford, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Novell, Inc., to be held at the Company's California offices at 2275 Trade Zone Boulevard, San Jose, California 95131 on Friday, May 2, 1997, at 2 p.m. local time and any adjournments thereof, to vote as designated.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR APPROVAL AND RATIFICATION OF THE ADOPTION OF AN AMENDMENT TO THE NOVELL, INC. 1989 EMPLOYEE STOCK PURCHASE PLAN, FOR RATIFICATION OF INDEPENDENT AUDITORS AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TOUCH TONE TELEPHONE, SEE REVERSE SIDE FOR INSTRUCTIONS.

                          (Continued on reverse side)

  THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL
                         BE VOTED "FOR" THE PROPOSALS
          THIS PROXY IS SELECTED ON BEHALF OF THE BOARD OF DIRECTORS.

                                                                                                                        Finish mark
                                                                                                                      your votes as
                                                                                                                       indicated in
                                                                                                                       this example
                                                                                                                                [X]

                                                                                                   Vote For  Vote Against  Abstain
1.  ELECTION OF DIRECTORS:                    2. APPROVE AND RATIFY the adoption of an                [_]        [_]         [_]
                                                 amendment to the Novell, Inc. 1989 Employee
                                                 Stock Purchase Plan to increase the shares reserved
                                                 thereunder from 8,000,000 to 120,000,000.

                                            (INSTRUCTION:
                                            To withhold authority to
                                            vote for any individual
    Vote for                 Withhold       nominee, strike a line
all nominees listed          Authority      through the nominee's
 (except as marked)       to vote for all   name in the list below)

                                                                                                   Vote For  Vote Against  Abstain
     [_]                        [_]           3. RATIFICATION of Ernst & Young LLP as                 [_]        [_]         [_]
                                                 Independent auditors.

NOMINEES:

                                                                                                   Vote For  Vote Against  Abstain
01  Eric E. Schmidt     02  Elaine R. Bond    4. IN THEIR DISCRETION to act upon such                 [_]        [_]         [_]
                                                 other business as may properly come before
03  Hans-Werner Hoctor  04  Jack L. Messman      the meeting or any adjustments thereof.

05  Larry W. Sonsini    06  Ian R. Wilson

07  John A. Young

                                                                      Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as
                                                                      attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by authorized
                                                                      person.

                                                                      Dated: _____________________________________________, 1997

                                                                      __________________________________________________________
                                                                                     Signature of Shareholder(s)

                                                                      __________________________________________________________
                                                                                    Signature of Shareholder(s)

  *** IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW***

--------------------------------------------------------------------------------

                FOLD AND DETACH HERE AND READ THE REVERSE SIDE

                    HELP US SAVE MONEY - VOTE BY TELEPHONE

Your telephone vote authorizes the named proxies to vote your shares in the same manner if you marked, signed an returned your proxy card.

     On a Touch Tone Telephone call TOLL FREE 1-888-457-2958 24 hours per day -7 days a week.

     You will be asked to enter a Control Number.

   OPTION #1: To vote as the Board of Directors recommends on ALL proposals, press 1 now.
              If you wish to vote on each proposal separately press 0 now.

WHEN YOU PRESS 1, YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL

   OPTION #2: If you choose to vote on each proposal separately press 0 now and you will hear these instructions.

   Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9;
  TO WITHHOLD FOR AN INDIVIDUAL nominee, press 0. If you press 0, enter the two digit number that precedes the nominee(s) for whom you withhold your vote; then press 0.

  Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

  The instructions are the same for all remaining proposal(s), IF NO SELECTION IS MADE, YOUR VOTES WILL BE CAST AS THE BOARD OF DIRECTORS RECOMMENDS.

YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL.

   If you vote by telephone, there is no need to mail back your proxy card.
                             THANK YOU FOR VOTING